Exhibit 10.10
Summary of 2006 Compensation for Non-employee Directors
Cash Compensation
•	Annual retainer of $80,000

•	Additional annual retainer of $20,000 for the presiding director

•	$1,000 for each committee meeting attended

•	$2,000 to the committee chairpersons for each committee meeting chaired as compensation for the chairperson’s preparation time

•	Reimbursement for customary and usual travel expenses
Stock Compensation
•	$145,000 of Lilly stock (subject to a maximum of 3,000 shares) in a deferred stock account in the Lilly Directors’ Deferral Plan, payable after service on the board has ended. The number of shares contributed to the account will be based on the market value of Lilly stock at the time of the contribution.